Exhibit 4.3

AMENDMENT NO. 1

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A-1 AND A-2 CONVERTIBLE PREFERRED STOCK

OF

DESERT HAWK GOLD CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Richard Havenstrite, hereby certifies that:

I.

He is the duly elected and acting President of Desert Hawk Gold Corp., a Nevada corporation (the “Corporation”).

II.

On May 3, 12011, the Corporation filed the original Certificate of Designations, Preferences and Rights of the Series A-1 and A-2 Preferred Stock of the Corporation, as corrected on May 4, 2011 (the “Original Certificate of Designations”) for the Series A-1 and A-2 Convertible Preferred Stock.

III.

The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on February 19, 2014 pursuant to the Amended and Restated Articles of Incorporation (as defined below) and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized by §5.01(B) of the Corporation’s Amended and Restated Articles of Incorporation dated February 28, 2010, filed in the Nevada Secretary of State’s official records on March 1, 2010 (the “Amended and Restated Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

WHEREAS, on February 19, 2014, pursuant to the requirements of Section (E)(2)(a) of the Original Certificate of Designations, stockholders holding shares of Series A-2 Preferred Stock entitling them to exercise voting power for all of the outstanding shares of Series A-2 preferred Stock, with no shares of Series A-1 Preferred Stock having been issued or being outstanding, duly authorized and approved, and consented to, this Amendment.

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to amend the Original Certificate of Designations as set forth herein:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends the Original Certificate of Designations as follows:

1.

Section F(7)(b)(ii) of the Original Certificate of Designations is hereby amended to read as follows:

“Convertible Securities” means stock or other securities convertible into or exchangeable or exercisable for shares of Common Stock, excluding any shares of Preferred Stock issued to any beneficial holder of Series A Preferred Stock or any Affiliate thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Desert Hawk Gold Corp. has caused this Amendment to be signed by Richard Havenstrite, its President, and attested by Ronald N. Vance, its Secretary, this 19th day of February, 2014.

DESERT HAWK GOLD CORP.

By:	/s/ Richard Havenstrite
Name: Richard Havenstrite
Title: President

Attest:

By:	/s/ Ronald N. Vance
Name: Ronald N. Vance
Title: Secretary